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                                                                EXHIBIT (99)-1


                   Wisconsin Energy Corporation News Release


         From: John Bartel (414) 221-4444
               Laurie McFarlin (414) 635-2250
               Rick James (414) 635-2349

               January 24, 1994


           Wisconsin Energy Corporation announces merger of subsidiaries

     MILWAUKEE--As a further step in its planned revitalization process to improve efficiencies and make the company more competitive, Wisconsin Energy Corporation today announced a major corporate restructuring at Wisconsin Natural Gas Company, and its intent to merge Wisconsin Natural into Wisconsin Electric Power Company. The merger will be subject to a number of conditions, including regulatory and other approvals.


RESTRUCTURING AT WISCONSIN NATURAL

     The restructuring of Wisconsin Natural is part of a master plan to integrate the operations of Wisconsin Southern Gas Company into Wisconsin Natural. Wisconsin Natural's parent company,
Wisconsin Energy Corporation, acquired Wisconsin Southern by merging it into Wisconsin Natural on January 1, 1994.

     Company officials said synergies derived from the merger and subsequent "reengineering" of the combined business systems will lead to a reduction in the total Wisconsin Natural/Wisconsin Southern salaried work force, from around 240 to about 180. The restructuring will impact the represented work force, but it is not known at this time when and how many employees will be affected.

     Most of the management employees affected by the merger and restructuring have the option of choosing a voluntary separation package that includes a lump sum payment based on years of service, extended health benefits, tuition reimbursement and outplacement assistance. An early retirement package featuring enhanced monthly payments and medical benefits will be offered to qualified employees.



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WISCONSIN ELECTRIC/WISCONSIN NATURAL MERGER

    In announcing the contemplated merger of Wisconsin Natural and Wisconsin Electric, Richard A. Abdoo, chairman, president and chief executive officer of Wisconsin Energy Corporation, said, "The merger of Wisconsin Natural and Wisconsin Electric will enable us to further improve our customer service because the combined companies will be able to offer customers an array of energy alternatives to meet their needs. The merger also will enable us to reduce operating costs and improve our competitive position."

    Abdoo explained that the evolving competitive market for electricity and natural gas was driving the restructuring and the merger, as well as the other revitalization efforts at Wisconsin
Energy.

    "Increasing competitive pressures in the markets for both electricity and natural gas have presented us with a choice. We can ignore the realities of the marketplace and do nothing, or we can be a dynamic leader of change in a new competitive age. As a company responsible to its employees, customers and stockholders, Wisconsin Energy Corporation has chosen to be a leader, and we are taking decisive actions to position both Wisconsin Electric and Wisconsin Natural for future growth and success in an intense competitive environment," said Abdoo.

    Based in Milwaukee, Wisconsin Electric serves over 900,000 customers throughout the state and employs about 5,000 people. Based in Racine, Wisconsin Natural is the state's second largest seller of natural gas with 331,000 customers and approximately 800 employees.

    Wisconsin Energy Corporation is a holding company with subsidiaries in utility and nonutility businesses. In addition to Wisconsin Electric and Wisconsin Natural, its other subsidiaries include Wispark Corp., Witech Corp., Wisvest Corp., Wisconsin
Michigan Investment Corp. and Badger Service Company.




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